CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "**Agreement**") is made and entered this 15th day of August, 2012 (the "**Effective Date**") between TN-K Energy Group Inc., a Delaware corporation whose principal place of business is 649 Sparta Highway, Suite 102, Crossville, TN 38555 (the "**Corporation**") and Dan Page, an individual whose address is P.O. Box 574, Crossville, TN 38572 (the "**Consultant**").

RECITALS

WHEREAS, the Corporation and the Consultant are parties to that certain letter agreement dated as of March 31, 2011 (the "**Prior Agreement**"), which such agreement remains in full force and effect.

WHEREAS, the Corporation and the Consultant desire to enter into a consulting agreement which will set forth the terms and conditions under which the Consultant will continue to provide consulting services to the Corporation.

WHEREAS, the Consultant, by virtue of the nature of Consultant's services to the Corporation, is familiar with and possesses the manner, methods, trade secrets and other confidential information pertaining to the Corporation's business, including the Corporation's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and the Consultant do hereby agree as follows:

1. **Recitals**. The above recitals are true, correct, and are herein incorporated by reference.

2. **Consulting Services**. During the Term of this Agreement (as hereinafter defined), the Consultant shall provide various consulting services to the Corporation as may be requested by the Corporation including, but not limited to:

- providing advice to the Corporation on matters related to the Corporation's current and future drilling operations and overseeing certain of the Corporation's drilling operations,
- advising the Corporation on potential lease acquisitions and assisting the Corporation in negotiations to expand its lease holdings,
- assisting with the strategic analysis of the Corporation's business objectives and assisting in the implementation of a strategic plan for the Corporation, with a view towards enabling the Corporation to achieve its financial goals;
- providing in-depth consultations to the Corporation's management and Board of Directors to determine the amount and structure of the capital sought by the Corporation;
- assisting the Corporation with investor relations services, and
- providing such additional general business advisory services as the Corporation may request from time to time

(collectively, the "**Consulting Services**"). Upon execution of this Agreement by the parties hereto, the Prior Agreement is hereby terminated. The Consultant will provide the Consulting Services to the Corporation from time to time as requested by it and he is not required to devote any minimum amount of time to the Corporation in the course of rendering the Consulting Services to it.

3. **Term and Termination**. The Term of this Agreement will commence on the Effective Date and end on the first (1st) anniversary of the Effective Date and such term shall automatically be extended for successive one (1) year terms thereafter unless the Corporation or the Consultant has provided notice of non-renewal at least sixty (60) days prior to the expiration date of the most current Term. For purposes of this Agreement, the "**Term**" shall include the initial term and all renewals thereof. This Agreement may be terminated by either party upon prior written notice to the other party.

4. **Compensation**. As full and complete compensation for the Consulting Services, the Corporation will pay the Consultant an annual fee of $40,000, payable monthly in arrears. In the event this Agreement is

terminated by either party prior to its expiration, the Consultant shall only be entitled to compensation through the date of termination. The Corporation will also reimburse the Consultant for actual out-of-pocket expenses incurred by him on the Corporation's behalf in the course of rendering the Consulting Services to it, up to a maximum of $1,000 per month, subject to the provision to the Corporation of adequate documentation related to all such expenses incurred on the Corporation's behalf pursuant to this section.

5. <u>**Non-Disclosure of Information.**</u>

a. The Consultant acknowledges that the Corporation's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Corporation's sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Corporation and/or the Corporation's Clients, and (the "**Proprietary Information**") are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance of the Consultant hereunder. In light of the highly competitive nature of the industry in which the Corporation's business is conducted, the Consultant agrees that all Proprietary Information, heretofore or in the future obtained by the Consultant as a result of the Consultant's association with the Corporation shall be considered confidential. In recognition of this fact, the Consultant agrees that the Consultant will not use or disclose any of such Proprietary Information for the Consultant's own purposes or for the benefit of any person or other entity or organization (except the Corporation) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Corporation, the Consultant is legally required to disclose such Proprietary Information. Documents and other material prepared by the Consultant or that come into the Consultant's possession during the Consultant's association with the Corporation are and remain the property of the Corporation, and when this Agreement terminates, such Documents shall be returned to the Corporation at the Corporation's principal place of business, as provided in the Notice provision (Section 6) of this Agreement.

b. <u>**Survival After Termination of Agreement**</u>. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Section 5a shall survive the termination of this Agreement.

c. <u>**Remedies**</u>. The Consultant acknowledges and agrees that the Corporation's remedy at law for a breach or threatened breach of any of the provisions of Section 5a herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Corporation. In recognition of this fact, in the event of a breach by the Consultant of any of the provisions of Section 5a, the Consultant agrees that, in addition to any remedy at law available to the Corporation, including, but not limited to monetary damages, all rights of the Consultant to payment or otherwise under this Agreement and all amounts then or thereafter due to the Consultant from the Corporation under this Agreement may be terminated and the Corporation, without posting any bond, shall be entitled to obtain, and the Consultant agrees not to oppose the Corporation's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Corporation. The Consultant acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 5a and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Corporation. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

6. <u>**Notices**</u>. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Consultant to the Consultant's last place of business or residence as shown on the records of the Corporation, or in the case of the Corporation to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

7. <u>**Waiver**</u>. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any

obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8. **Completeness and Modification**. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

9. **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

10. **Binding Effect/Assignment**. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Consultant but shall be assignable by the Corporation in connection with the sale, transfer or other disposition of its business or to any of the Corporation's affiliates controlled by or under common control with the Corporation.

11. **Governing Law**. This Agreement shall become valid when executed and accepted by Corporation. The parties agree that it shall be deemed made and entered into in the State of Tennessee and shall be governed and construed under and in accordance with the laws of the State of Tennessee. Anything in this Agreement to the contrary notwithstanding, the Consultant shall conduct the Consultant's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Consultant is located.

12. **Further Assurances**. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

13. **Headings**. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

14. **Survival**. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

15. **Severability**. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

16. **Enforcement**. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

17. **Venue**. Corporation and Consultant acknowledge and agree that the U.S. District for the Middle District of Tennessee or if such court lacks jurisdiction, the Circuit Court (or its successor) in and for White County, Tennessee, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

18. **Construction.** This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:

Andrea Marshall

Witness:

THE CORPORATION:

TN-K ENERGY GROUP INC.

Ken Page, President and Chief Executive Officer

THE CONSULTANT:

Dan Page